Exhibit 10.18(d)
CHS Inc.
Deferred Compensation Plan
Master Plan Document

FOURTH AMENDMENT
OF
CHS INC.
DEFERRED COMPENSATION PLAN
     WHEREAS, CHS Inc. (the “Company”) has heretofore established and maintains a nonqualified deferred compensation plan which is embodied in a document effective December 30, 2004 and entitled “CHS Inc. Deferred Compensation Plan, Master Plan Document, as amended by three amendments (collectively, the “Plan document”);
     WHEREAS, the Company has reserved to itself the power to make further amendments of the Plan document;
     NOW, THEREFORE, the Plan document is hereby amended as follows:
1. AUTHORITY TO APPROVE PARTICIPATING EMPLOYERS. Effective September 1, 2008, Section 1.29 of the Plan document (the definition of “Employer(s)”) is amended by replacing the term “Board” with “Committee”.
2. AUTHORITY TO TERMINATE PLAN. Effective September 1, 2008, the second sentence in Section 12.1 of the Plan document is deleted and replaced with the following sentence:
     Accordingly, the board of directors of any Employer reserves the right to Terminate the Plan (as defined in Section 1.39) as to that Employer, and the Board of Directors of the Company reserves the right to Terminate the Plan in its entirety as to the Company and all Employers.
3. AUTHORITY TO AMEND. Effective September 1, 2008, the first sentence in Section 12.2(a) of the Plan document is deleted and replaced with the following two sentences:
     The Board may, at any time, amend or modify the Plan in whole or in part. In addition, the Committee may, at any time, amend or modify the Plan in whole or in part, so long as such amendment does not materially increase the cost of the Plan.
4. AUTHORITY TO AMEND. Effective September 1, 2008, Section 12.2(b) of the Plan document is amended by replacing the term “ Company” with “Committee”.
5. DEFERRED COMPENSATION COMMITTEE. Effective September 1, 2008, the first sentence of Section 13.1 of the Plan document is deleted and replaced with the following sentence:
Except as otherwise provided in this Article 13, this Plan shall be administered by the Deferred Compensation Committee (hereinafter, the “Committee”), which shall consist of the Chief Executive Officer of the Company, or such committee as the Chief Executive Officer of the Company shall appoint. Members of the Committee may be Participants under this Plan.

CHS Inc.
Deferred Compensation Plan
Master Plan Document

6. APPENDIX D — AGRILIANCE ACCOUNTS. Effective September 1, 2008, the Plan document is amended by the addition of the Appendix D attached hereto.
7. APPENDIX E — COFINA ACCOUNTS. Effective September 1, 2008, the Plan document is amended by the addition of the Appendix E attached hereto.
IN WITNESS WHEREOF, CHS Inc. has caused its name to be hereunto subscribed on this 3rd day of September, 2008.

CHS INC.

By	/s/ John D. Johnson

John D. Johnson
Its President and CEO

CHS Inc.
Deferred Compensation Plan
Master Plan Document

CHS INC.
DEFERRED COMPENSATION PLAN
APPENDIX D
Agriliance LLC Deferred Compensation Plan Accounts
Except where expressly defined in this Appendix, the capitalized terms used herein shall have the same meanings as the same terms in the Plan document.

1.1	History. In connection with the Company’s purchase of certain assets of Agriliance LLC (“Agriliance”), the Company assumed deferred compensation obligations under the Agriliance LLC Deferred Compensation Plan (“Agriliance Plan”) for those Participants who transferred employment to the Company as part of the asset purchase.
1.2	Transfer of Account Balances. For those Participants who transferred employment to the Company as part of the asset purchase, all voluntary deferrals previously deferred pursuant to the terms of the Agriliance Plan shall become part of the Participant’s Deferral Account balance under this Plan. Following the conversion, the Participant’s Agriliance Plan account shall no longer be credited with earnings, gains or losses under the terms of the Agriliance Plan, but shall instead be credited or debited with earnings, gains or losses under one or more Measurement Funds elected by the Participant, in accordance with Section 3.9 of the Plan.
1.3	Payment Elections. With respect to each Participant in the Agriliance Plan who becomes a Participant in this Plan, such Participant must upon commencement of participation complete a Beneficiary Designation Form, a Retirement Benefit election in accordance with Article 6 and a Disability Benefit election in accordance with Article 8. Such elections and Beneficiary designations shall apply both to deferrals previously made under the Agriliance Plan and to new deferrals, if any, made under this Plan. Such Participant may also (but need not) irrevocably elect to receive a single lump sum Change in Control Benefit upon the occurrence of a Change in Control in accordance with Article 5 of the Plan. All of the foregoing elections must be made on or before December 31, 2008 and must comply in all other respects with special transition rules issued by the IRS and the U.S. Department of Treasury in connection with the implementation of Section 409A of the Code.

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CHS Inc.
Deferred Compensation Plan
Master Plan Document

CHS INC.
DEFERRED COMPENSATION PLAN
APPENDIX E
Cofina Deferred Compensation Plan Accounts
Except where expressly defined in this Appendix, the capitalized terms used herein shall have the same meanings as the same terms in the Plan document.

1.1	History. In connection with the Company’s acquisition of one hundred percent (100%) of Cofina Financial, LLC, a Minnesota limited liability company (“Cofina”), the Company assumed all deferred compensation obligations under the Cofina Financial, LLC Deferred Compensation Plan (“Cofina Plan”).
1.2	Transfer of Account Balances. All deferrals previously deferred pursuant to the terms of the Cofina Plan shall become part of the Participant’s Deferral Account balance under this Plan. Following the conversion, the Participant’s Cofina Plan account shall no longer be credited with earnings, gains or losses under the terms of the Cofina Plan, but shall instead be credited or debited with earnings, gains or losses under one or more Measurement Funds elected by the Participant, in accordance with Section 3.9 of the Plan.
1.3	Payment Elections. The Cofina Plan is maintained under a document entitled “Cofina Financial, LLC Deferred Compensation Plan, Master Plan Document”, as amended by two amendments. The terms of the Cofina Plan are, in all material respects, identical to this Plan. Accordingly, with respect to each Participant in the Cofina Plan, such Participant’s Beneficiary Designation Form, Retirement Benefit election, Disability Benefit election and Change in Control benefit election (if any) made in accordance with Articles 5, 6 and 8 of the Cofina Plan shall continue in effect, both with respect to deferrals previously made under the Cofina Plan and new deferrals, if any, made under this Plan. In addition, if the Participant has a Scheduled Distribution election in effect with respect to any Annual Deferral Amount under the Cofina Plan, such election shall remain in effect following transfer to this Plan.

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